Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Akebia Therapeutics Securities Corporation	Massachusetts
Akebia Europe Limited	Ireland
Keryx Biopharmaceuticals, Inc.	Delaware
ACCESS Oncology, Inc.	Delaware
Accumin Diagnostics, Inc.	Delaware
AOI Pharma, Inc.	Delaware
AOI Pharmaceuticals, Inc.	Delaware
Neryx Biopharmaceuticals, Inc.	Delaware
Online Collaborative Oncology Group, Inc.	Delaware
Keryx Biopharma UK Ltd.	United Kingdom
Keryx Israel, Ltd.	Israel
Keryx Biomedical Technologies, Ltd.	Israel